SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2007

BRADLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-31680 (Commission File Number)	22-2581418 (IRS Employer Identification No.)

383 Route 46 West, Fairfield, New Jersey (Address of principal executive offices)	07004 (Zip Code)

Registrant’s telephone number, including area code: (973) 882-1505

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

        On May 29, 2007, Bradley Pharmaceuticals, Inc. (the “Company”) announced that its board of directors had this day received a proposal from a group of investors led by Daniel Glassman, founder, President and CEO of the Company and the holder of nearly all of the Company’s Class B common stock, to acquire all of the outstanding shares of Bradley common stock and Class B common stock for $21.50 per share in cash. According to the proposal letter, Mr. Glassman intends to reinvest a substantial portion of his equity ownership of the Company through this transaction. The proposal letter also states that Mr. Glassman has received indications of willingness from One Equity Partners LLC to provide the new cash equity and from Credit Suisse Securities (USA) LLC to underwrite the debt financing.

        The Company’s board of directors has formed a special committee of independent directors to consider the proposal. The committee will retain independent financial advisors and legal counsel to assist it in its work. The board of directors cautioned that it has only received the proposal and that no decisions have been made by the board of directors with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed, or that this or any other transaction will be approved or consummated.

        A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and incorporated into this Item 8.01 by reference. The press release sets out the text of the proposal letter to the Company’s board of directors.

Item 9.01.   Financial Statements and Exhibits.

(c)	Exhibits.

Number	Description
99.1	Press Release, dated May 29, 2007

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADLEY PHARMACEUTICALS, INC.

By:	/s/ R. Brent Lenczycki
R. Brent Lenczycki, CPA Chief Financial Officer and Vice President

Dated: May 29, 2007

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